Castellum, Inc.
Insider Trading Policy
Revised and adopted by the Board of Directors on November 9, 2023
I. Purpose
Castellum, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers, and employees comply with the insider trading laws and to prevent even the appearance of improper insider trading.
II. Scope
A. This Policy applies to all directors, officers, and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individual the Compliance Officer, as defined below, may designate as Insiders because they have access to material nonpublic information concerning the Company.
B. Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.
III. Specific Guidance
A. Generally Prohibited Activities. The prohibitions below apply to actions an Insider may take directly or indirectly through family members or other persons or entities.
    1. Trading in Company Securities.
    a.     No Insider may buy, sell, or otherwise transact in (including gifting of) Company securities while aware of material nonpublic information concerning the Company.
    b.    No Insider may buy, sell, or otherwise trade in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.
    2. Tipping.
    Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.
    3. Giving Trading Advice.
    No Insider may give trading advice of any kind about the Company to anyone, whether or not such an Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

    4. Engaging in Short Sales.
    No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.
    5. Engaging in Derivative Transactions.
    No Insider may engage in transactions in puts, calls, or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.
    6. Hedging.
    No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars, or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.
    7. Trading on Margin or Pledging.
    No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.
    8. Trading in Securities of Other Companies.
    No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.
B. Additional Restrictions Applicable to Section 16 Individuals and Key Employees.
    1. No Section 16 Individual or Key Employee (each as defined below) may trade in Company securities outside of the Company trading window described in Section V.B. below.
    2. No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section V.C.1. below.
C. Exceptions.
    The prohibited activities do not apply to:
    1. Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold, including as part of a broker-assisted cashless exercise, while the Insider is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.
    2. The vesting of restricted stock, or the exercise of a tax withhold right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, provided that any securities acquired pursuant to such vesting may not be sold while the Insider is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.
    3. Acquisitions or dispositions of Company securities under any individual account that are made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information or otherwise subject to a special trading blackout and, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is open.
    4. Other purchases of securities from the Company or sales of securities to the Company that do not involve a market transaction.
    5. Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).
IV. Determining whether information is material and nonpublic.
A. Definition of “Material” Information.
    1. There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely on the potential financial impact of the information.
    2. In general, information about the Company should be considered “Material” if:
•A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or
•The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.
•Put simply, if the information could reasonable be expected to affect the price of the Company’s stock, it should be considered material.
    3. It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.
    4. While it is not possible to identify every type of information that could be deemed “Material,” the following matters ordinarily should be considered material:
•Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.

•Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
•Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.
•New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•Major discoveries or significant changes or developments in products, services, research, or technologies.
•Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•Significant changes in senior management.
•Actual or threatened major litigation, or the resolution of such litigation.
•The contents of forthcoming publications that may affect the market price of the Company securities.
•Significant breaches of information technology systems or other events impacting cybersecurity.
B. Definition of “Nonpublic” Information.
    Information is “nonpublic” if it has not been disseminated to investors through a widely circulated new or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information.
C. Consult the Compliance Officer for Guidance.
    Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.
V. Additional provisions for Section 16 Individuals and Key Employees
    A. Definitions of Section 16 Individuals and Key Employees.
    1. “Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 Officers” of the Company, and their respective family members and others in their households.
    2. “Key Employees” – the following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:
•Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards from the Compensation, Culture, and People Committee of the Board (the “Committee”); and
•Any other individual designated from time to time by the Compliance Officer, the Board, or the Committee as a Key Employee.
•Employees and other individuals who are recipients of stock options and/or restricted stock unit awards from the Committee that are broad-based or special awards from the Chief Executive Officer or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets.

B. The Trading Window.
    1. Trading Only While Trading Window is Open. Section 16 Individuals and Key Employees may buy, sell, or trade in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens after the close of trading on the second full trading day following the Company’s public announcement of the previous quarter’s earnings and ends on the last trading day of the second week prior to the end of the next fiscal quarter.
    2. No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the first full trading day following the Company's widespread public release of such information.
    3. Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships but only in accordance with the procedures set forth in Section V.C.2. below.
C. Procedures for Approving Trades by Section 16 Individuals and Hardship Cases.
    1. Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:
    a. the individual has notified the Compliance Officer in writing, at least three business days prior to the proposed trade(s), of the amount and nature of the proposed trade(s), and
    b. the individual has certified to the Compliance Officer in writing, no more than three business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company.
    The notice and certification required by this Section V.C.1. shall be given using the form attached hereto as Exhibit A. Beginning on the day that is the fourth business day following the date of such notice, and for four additional business days thereafter, provided that the facts referred to in Section V.C.1.b. remain correct, the Section 16 Individual may execute the trade set forth in such notice. Once the approval period identified in the notice has expired, a new notice and certification pursuant to this Section V.C.1. must be given in order for the Section 16 Individual to trade in Company securities.
    2. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after:
    a. the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

    b. the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.
    3. Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.
    4. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, hardship applicants, or the Compliance Officer.
VI. Compliance Officer.
    The Company has designated its General Counsel as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:
    A. Administering the Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
    B. Responding to all inquiries relating to this Policy.
    C. Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section V.C.1. above.
    D. After discussing with the Chief Financial Officer and Chairman of the Audit Committee, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.
    E. Providing copies of this Policy and other appropriate materials to all new Insiders.
    F. Administering, monitoring, and enforcing compliance with all federal and state insider trading laws and regulations.
    G. Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.
    H. Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.
    I. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
VII. Rule 10b-5-1 Trading Plans.
    A. General Information.

    Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale, or trade in question took place pursuant to a binding contract, specific instruction, or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions, and plans are commonly referred to as Rule 10b5-1 plans (“Trading Plan(s)”).
    Trading Plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices, and timing of purchases or sales of Company securities and this limits flexibility and discretion. In addition, once a Trading Plan has been adopted, it is generally not permissible to amend or modify it. Accordingly, while some individuals may find Trading Plans attractive, they may not be suitable for all Insiders.
    B. Specific Requirements.
    1. Pre-Approval. For a Trading Plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Trading Plan must first submit the proposed plan to be adopted to the Compliance Officer and receive approval from the Compliance Officer or his or her designee. Section 16 Individuals or Key Employee wanting to establish a Trading Plan must also satisfy the notification and certification requirements set forth in section V.C.1. above., as well as providing a written certification at the time of the adoption of the Trading Plan or modified Trading Plan that (a) he or she is not aware of any material nonpublic information about the Company or its securities, and (b) he or she is adopting the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.
    2. Material Nonpublic Information, Special Blackouts and Trading Plan Adopted in Good Faith. An individual desiring to enter into a Trading Plan must (a) enter into the Trading Plan at a time when he or she is not aware of any material nonpublic information about the Company, (b) not otherwise be subject to a special trading blackout, and (c) adopt the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.
    3. Trading Window. Section 16 Individuals and Key Employees may only establish a Trading Plan when the Company’s trading window is open.
    4. Waiting Period. To avoid even the appearance of impropriety, trades under a Trading Plan cannot begin until the later of (a) 90 days after the adoption or modification of the Trading Plan or (b) two business days after the Company files a quarterly or annual financial report with the SEC covering the quarter in which the Trading Plan was adopted or modified, but no later than 120 days after the Trading Plan is established. The waiting period does not begin until the Compliance Officer or his designee has provided the approval required in VII.B.1.
    5. Trading Plan Limitations. Section 16 Individuals and Key Employees will generally be permitted to have only one Trading Plan covering the same time period for open market purchases or sales; provided, however, the Compliance Officer may permit Section 16 Individuals and Key Employees to have two separate Trading Plans if (a) trading under one plan does not commence until all trades under the other have been completed or (b) the second Trading Plan is established to cover sales needed to satisfy tax withholding obligations triggered by the vesting of equity compensation granted to the Section 16 Individual or Key Employee. Section 16 Individuals and Key Employees will be prohibited from establishing more than one Trading Plan in any twelve month period which facilitates a single-trade (a “Single Trade Plan”); provided, however, the Compliance Officer may permit a second Single Trade Plan if it is established to cover sales needed to satisfy tax withholding obligations triggered by the vesting of equity compensation granted to the Section 16 Individual or Key Employee.

VIII. Post-Termination Transactions.
    This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. The pre-clearance procedures specified in Section V.C.1. above, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any special trading blackout period, at which point the provisions set forth in Section V.B.1. above shall no longer apply.
IX. Potential Penalties and Disciplinary Sanctions.
    A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to major civil or criminal penalties.
    B. Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings, and in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.
    C. Reporting of Violations. Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Chair of the Company’s Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.
X. Miscellaneous.
    This Policy will be delivered to all directors, officers, employees, and designated outsiders upon its adoption by the Board of Directors of the Company and to all new directors, officers, employees, and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or revised versions, each Section 16 Individual and Key Employee must sign an acknowledgement that he or she has received a copy of this Policy and agrees to comply with its terms.

Receipt and Acknowledgement

Upon first receiving a copy of the Castellum, Inc. Insider Trading Policy or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” must sign and return to the office of the General Counsel the following receipt and acknowledgement.

I, ___________________________, hereby acknowledge that I have received and read a copy of the Castellum, Inc. Insider Trading Policy and agree to comply with its terms. I understand the violation of insider trading or tipping laws and regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Castellum, Inc. Insider Trading Policy may subject me to discipline by the Company up to and including termination for cause.

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Exhibit A
Castellum, Inc.
Insider Trading Policy
Notice and Certification for Section 16 Individuals

To the Compliance Officer:
I hereby notify you of my intent to trade in securities of Castellum, Inc (the ‘Company”). The amount and nature of the proposed trade is as follows:
_____    Exercise ________ non-qualified stock options granted under the Castellum, Inc. 2021 Stock Incentive Plan on ________________;
_____ Sell in the open market ________ shares of the Company’s common stock currently held at ______________________________(example: Name of brokerage firm, or in certificated form);
_____ Purchase in the open market ________ shares of the Company’s common stock;
_____ Gift shares of Company’s common stock to ____________________________.
_____ Adopt a Trading Plan to sell ____________ shares of the Company’s common stock on ________________________________.
_____ Other (explain)
I understand that I am not authorized to trade in Company securities or adopt a Trading Plan in reliance upon this Notice and Certification until the date upon which this Notice and Certification is approved by the Compliance Officer or his/her designee, and that such authorization will continue until _____________(insert the date that is five business days after the date hereof.) I understand that if I have not completed my proposed trade or adopted my Trading Plan by the last date of the authorization set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade in Company securities or adopt a plan.
I hereby certify that I am not aware of material nonpublic information concerning the Company.
If I am adopting a Trading Plan, I further certify that I am not otherwise subject to a special trading blackout, and this Trading Plan is be adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.
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                    Signature/Date
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                    Printed Name